Exhibit 99.1

News Release

Inquiries: Jeanne Leonard, Liberty Property Trust, 610.648.1704

Liberty Property Trust Announces 2017 Fourth Quarter and Full Year Results

and Provides Guidance for 2018

Malvern, PA, February 6, 2018 - Liberty Property Trust (NYSE: LPT) announced financial and operating results for the quarter and year ended December 31, 2017, as well as projections for 2018 performance.

Highlights for Fourth Quarter 2017

•                  Net income available to common shareholders $0.87 per diluted share

•                  NAREIT Funds from Operations $0.68 per diluted share

•                  Same store operating income increased by 5.1% over prior year quarter

•                  Same store operating income for the industrial portfolio increased by 4.6% over prior year quarter on a straight line and cash basis

•                  Industrial rents increased 14.8%

•                  Portfolio occupancy increased to 96.9%

•                  $689.9 million in developments delivered

•                  2.1 million square feet of wholly-owned properties and 64 acres of land sold for $325.3 million

•                  $195.1 million in asset acquisitions

Highlights for Full Year 2017

•                  Net income available to common shareholders $1.91 per diluted share

•                  NAREIT Funds from Operations $2.59 per diluted share

•                  Same store operating income increased by 3.1% over prior year

•                  Same store operating income for the industrial portfolio increased by 3.3% over prior year on a straight line basis and 3.5% on a cash basis

•                  Industrial rents increased by 14.9%

•                  2.3 million square feet of wholly-owned properties and 118 acres of land sold for $367.3 million

•                  $870.2 million in developments delivered

•                  $243.8 million in new developments started

•                  $318.6 million in asset sales

•                  $271.4 million in asset acquisitions

2018 Guidance Highlights

•                  Net income available to common shareholders projected to be $3.05 - $3.88 per diluted share

•                  NAREIT Funds from Operations expected in range of $2.53 - $2.65 per diluted share

•                  Same store operating income for the industrial portfolio projected to grow 3% - 4% on a straight line and 4% - 5% on a cash basis

•                  Straight line rents for the industrial portfolio projected to grow 12% - 15%

•                  Anticipated $500 million - $600 million in development starts of wholly-owned properties

•                  Anticipated $600 million - $800 million in asset sales

•                  Anticipated $400 million - $600 million in asset acquisitions

Financial Results

Net income: Net income available to common shareholders for the fourth quarter of 2017 was $128.4 million, or $0.87 per diluted share, compared to $195.4 million, or $1.33 per diluted share, for the fourth quarter of 2016.

For the year ended December 31, 2017, net income available to common shareholders was $282.3 million, or $1.91 per diluted share, compared to $356.8 million, or $2.43 per diluted share, for the previous year.

Net income for the fourth quarter and full year 2017 reflects gains on sale, net of impairments, of $83.4 million and $104.3 million, respectively, compared to $189.7 million and $215.4 million, respectively, for the same periods in 2016.

Funds from Operations: The company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the company’s financial performance.  A reconciliation of U.S. GAAP net income to NAREIT FFO is included in the financial data tables accompanying this press release.

NAREIT FFO available to common shareholders for the fourth quarter of 2017 was $102.6 million, or $0.68 per diluted share, compared to $62.0 million, or $0.41 per diluted share, for the fourth quarter of 2016.

NAREIT FFO available to common shareholders for the year ended December 31, 2017 was $390.6 million, or $2.59 per diluted share, compared to $356.9 million, or $2.37 per diluted share, for the previous year.

Management Comments

“Liberty’s results reflect a momentum indicative of the strength of the industrial real estate markets and the quality of our national portfolio,” said Bill Hankowsky, chairman, president and chief executive officer. “We continue to see opportunities to grow our industrial platform, sell non-core suburban office assets, and refine our niche metro office operation. We expect our capital recycling plan and enhanced national industrial platform to result in an increasingly robust cash flow position in 2018.”

Operating Performance

Occupancy: At December 31, 2017, Liberty’s in-service portfolio of 102 million square feet was 96.9% occupied, compared to 95.9% at the end of the third quarter of 2017. During the quarter, Liberty completed lease transactions totaling 6.1 million square feet of space. Liberty leased 25.2 million square feet of space overall in 2017.

•                  Occupancy of Liberty’s 94.2 million square foot industrial portfolio was 97.0% at quarter-end, compared to 96.3% at the end of the third quarter. Industrial rents increased 14.8% on renewal and replacement leases signed during the quarter.  98.2% of these leases have built-in rent escalators.

•                  Occupancy of Liberty’s 7.4 million square foot office portfolio was 95.6% at quarter-end, up from 91.0% from the end of the third quarter. Office rents increased 22.2% on renewal and replacement leases signed during the quarter, and 100% of these leases contain built-in rent escalators.

Same Store Performance: Property level operating income for same store properties increased by 5.1% on a cash and a straight line basis for the fourth quarter of 2017 compared to the same quarter in 2016. For the full year ended December 31, 2017, property level operating income for same store properties increased by 3.4% on a cash basis and by 3.1% on a straight line basis, compared to the full year ended December 31, 2016.

•                  Same store operating income for the industrial portfolio in the quarter increased by 4.6% on a cash and straight line basis, compared to the same period in 2016. For the full year ended December 31, 2017, industrial same store operating income increased by 3.5% on a cash basis and 3.3% on a straight line basis, compared to the same period in 2016.

•                  Same store operating income for the office portfolio in the quarter increased by 8.0% on a cash basis and by 7.9% on a straight line basis, compared to the same period in 2016. For the full year ended December 31, 2017, office same store operating income increased by 3.2% on a cash basis and by 1.8% on a straight line basis, compared to the same period in 2016.

Real Estate Investments

Development Deliveries: In the fourth quarter, Liberty brought into service six wholly-owned development properties for a total investment of $78.8 million. The properties contain 960,000 square feet of leasable space and were 80.5% occupied as of the end of the quarter. The projected stabilized yield on these properties at December 31, 2017 was 7.4%.

Joint ventures in which Liberty holds an interest brought into service two development properties (or portions thereof) for a total investment of $611.1 million. These properties, which contain 1.2 million square feet of leasable space, were 100% occupied at December 31, 2017 at a current yield of 8.1%.

Development Starts: In the fourth quarter, Liberty began development of two wholly-owned properties totaling 705,000 square feet of leasable space at a projected investment of $44.4 million. The properties are:

•                  1814 Highway 146th South, a 105,000 square foot industrial building in LaPorte, TX

•                  1302 Wharton Weems Boulevard, a 600,000 square foot industrial building in LaPorte, TX

Acquisitions: During the fourth quarter, Liberty increased its positions in California, Georgia and New Jersey with the purchase of four buildings totaling 1.4 million square feet for $195.1 million. The buildings are 100% leased.

Subsequent to quarter end, Liberty purchased one property in Commerce, California totaling approximately 400,000 square feet of leasable space for $92.7 million.  The property was 100% leased at closing.

Real Estate Dispositions

During the fourth quarter, Liberty sold four properties totaling approximately 2.1 million square feet and 64 acres of land for $325.3 million. These properties were 91.2% leased at the time of the sale.

Subsequent to quarter end, Liberty sold a portfolio of 14 properties totaling approximately 641,000 square feet of leasable space for $76.9 million.  These properties were 88.3% leased at closing.

Capital and Balance Sheet Activity

During the fourth quarter, Liberty closed on credit facilities aggregating up to $830 million outstanding at any one time and a delayed draw term loan facility aggregating up to $100 million.

2018 Outlook

For 2018, Liberty expects to report net income available to common shareholders in the range of $3.05-$3.88 per diluted share, and NAREIT FFO in the range of $2.53-$2.65 per diluted share.

In 2018, Liberty expects asset sales in the range of $600-$800 million and acquisitions in the range of $400-$600 million. Liberty expects to start development of $500-$600 million in wholly-owned properties. The company expects to deliver $400-$500 million in development properties, at yields in the 7.5%-8.5% range.

Liberty anticipates property level operating income for industrial same store properties to grow by 3% to 4% on a straight line basis and 4% to 5% on a cash basis, and industrial rental growth by 12% to 15% in a straight line basis.

This outlook also reflects $0.02 per diluted share of costs associated with information system upgrades being undertaken in 2018. As is customary the first quarter will reflect approximately $0.04 per diluted share of incremental non-cash expenses due to the accelerated vesting of grants to certain employees under the retirement provisions of our compensation plan.

A reconciliation of U.S. GAAP net income available to common shareholders per diluted share to NAREIT FFO per diluted share for 2018 is below (all 2018 amounts projected). Additional information on assumptions underlying this guidance is included in Liberty’s fourth quarter 2017 supplemental financial report on the company’s website.

Projected 2018 Outlook
Net income, per diluted share	$3.05 - $3.88
Depreciation and amortization of unconsolidated joint ventures	0.07 – 0.08
Depreciation and amortization	1.14 – 1.22
Gain on property dispositions	(1.80) – (2.60)
Noncontrolling interest share of addbacks	0.07 – 0.07
NAREIT FFO, per diluted share	$2.53 - $2.65

About the Company

Liberty Property Trust (NYSE:LPT) is a leader in commercial real estate, serving customers in the United States and United Kingdom, through the development, acquisition, ownership and management of superior industrial and office properties. Liberty’s 101 million square foot portfolio includes 561 properties which provide distribution and light manufacturing and facilities to 1,200 tenants.

Additional information about the company, including Liberty’s Quarterly Supplemental Package with detailed financial information is available in the Investors section of the Company’s web site at www.libertyproperty.com. If you are unable to access the web site, a copy of the supplemental package may be obtained by contacting Liberty by phone at 610-648-1704, or by e-mail to jleonard@libertyproperty.com.

Liberty will host a conference call during which management will discuss fourth quarter, full year results and 2018 guidance, on Tuesday, February 6, 2018, at 1 p.m. Eastern Time.  To access the conference call, please dial 855-277-7530. The passcode needed for access is 7393199. A replay of the call will be available until March 7, 2018, by dialing 1-855-859-2056 using the same passcode as above. The call can also be accessed via the Internet on the Investors page of Liberty’s web site at www.libertyproperty.com.

Forward-Looking Statements

The statements contained in this press release may include forward-looking statements within the meaning of the federal securities law.  These forward-looking statements include statements relating to, among others things, achievement of strategic targets, expectations for our operating results, business and financial condition, business and our growth prospects, as well as statements that are generally accompanied by words such as “believes,” “anticipates,” “expects,” “estimates,” “should,” “seeks,” “intends,” “proposed,” “planned,” “outlook,” “remain confident,” and “goal” or similar expressions.

Although Liberty believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved.  As forward-looking statements, these statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the expected results.  These risks, uncertainties and other factors include, without limitation, uncertainties affecting real estate business generally (such as entry into new leases, renewals of leases and dependence on tenants’ business operations), risks relating to our ability to maintain and increase property occupancy and rental rates, risks relating to the continued repositioning of the Company’s portfolio, risks relating to construction and development activities, risks relating to acquisition and disposition activities, risks relating to the integration of the operations of entities that we have acquired or may acquire, risks relating to joint venture relationships and any possible need to perform under certain guarantees that we have issued or may issue in connection with such relationships, risks related to properties developed by the Company on a fee basis, risks associated with tax abatement, tax credit programs, or other government incentives, possible environmental liabilities, risks relating to leverage and debt service (including availability of financing terms acceptable to the Company and sensitivity of the Company’s operations and financing arrangements to fluctuations in interest rates), dependence on the primary markets in which the Company’s properties are located, the existence of complex regulations relating to status as a REIT and the adverse consequences of the failure to qualify as a REIT, risks relating to litigation and the potential adverse impact of market interest rates on the market price for the Company’s securities, and other risks and uncertainties detailed in the company’s filings with the Securities and Exchange Commission.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

# # #

Liberty Property Trust

Balance Sheet

December 31, 2017

(Unaudited and in thousands)

	December 31, 2017	December 31, 2016
Assets
Real estate:
Land and land improvements	$1,153,836	$1,060,065
Building and improvements	4,442,234	4,284,088
Less: accumulated depreciation	(942,587)	(833,182)
Operating real estate	4,653,483	4,510,971
Development in progress	378,472	267,450
Land held for development	329,982	336,569
Net real estate	5,361,937	5,114,990
Cash and cash equivalents	11,882	43,642
Restricted cash	13,803	12,383
Accounts receivable	11,230	13,365
Deferred rent receivable	115,141	102,878
Deferred financing and leasing costs, net	159,250	147,038
Investments in and advances to unconsolidated joint ventures	288,456	245,078
Assets held for sale	185,395	164,888
Prepaid expenses and other assets	291,897	148,551
Total assets	$6,438,991	$5,992,813

Liabilities
Mortgage loans, net	$267,093	$276,650
Unsecured notes, net	2,283,513	2,280,286
Credit facilities	358,939	—
Accounts payable	79,605	64,951
Accrued interest	21,796	21,878
Dividend and distributions payable	60,330	71,501
Other liabilities	207,261	199,008
Liabilities held for sale	4,551	8,079
Total liabilities	3,283,088	2,922,353
Noncontrolling interest	7,537	7,537

Equity
Shareholders’ equity
Common shares of beneficial interest	147	147
Additional paid-in capital	3,674,978	3,655,910
Accumulated other comprehensive loss	(37,797)	(56,031)
Distributions in excess of net income	(549,970)	(596,635)
Total shareholders’ equity	3,087,358	3,003,391
Noncontrolling interest - operating partnership	56,159	54,631
Noncontrolling interest - consolidated joint ventures	4,849	4,901
Total equity	3,148,366	3,062,923
Total liabilities, noncontrolling interest - operating partnership and equity	$6,438,991	$5,992,813

Liberty Property Trust

Statement of Operations

December 31, 2017

(Unaudited and in thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Operating Revenue
Rental	$124,619	$118,215	$486,195	$519,368
Operating expense reimbursement	39,431	38,577	150,910	178,389
Development service fee income	28,753	12,941	82,673	12,941
Total operating revenue	192,803	169,733	719,778	710,698

Operating Expenses
Rental property	16,581	20,323	66,018	94,177
Real estate taxes	23,901	22,039	90,187	95,202
General and administrative	13,062	15,264	56,975	67,088
Expensed pursuit costs	109	134	5,066	1,016
Depreciation and amortization	42,847	48,701	175,137	196,705
Development service fee expense	33,308	12,165	85,805	12,165
Impairment charges - real estate assets	11	3,879	3,946	3,879
Total operating expenses	129,819	122,505	483,134	470,232

Operating Income	62,984	47,228	236,644	240,466

Other Income/Expense
Interest and other income	2,263	1,111	7,778	13,817
Loss on debt extinguishment	(49)	(23,605)	(49)	(27,099)
Interest expense	(23,245)	(23,387)	(88,857)	(112,299)
Total other income/expense	(21,031)	(45,881)	(81,128)	(125,581)

Income before gain on property dispositions, income taxes, noncontrolling interest and equity in earnings of unconsolidated joint ventures	41,953	1,347	155,516	114,885
Gain on property dispositions	69,845	193,599	100,387	219,270
Income taxes	(464)	(338)	(1,992)	(1,971)
Equity in earnings of unconsolidated joint ventures	3,129	2,430	17,155	21,970

Income from continuing operations	114,463	197,038	271,066	354,154
Discontinued operations (including net gain on property dispositions of $13,607 and $7,892 for the quarter and year ended December 31, 2017, respectively)	17,361	3,253	18,979	11,991
Net Income	131,824	200,291	290,045	366,145
Noncontrolling interest - operating partnerships	(3,180)	(4,820)	(7,224)	(9,070)
Noncontrolling interest - consolidated joint ventures	(286)	(88)	(481)	(258)
Net Income available to common shareholders	$128,358	$195,383	$282,340	$356,817

Net income	$131,824	$200,291	$290,045	$366,145
Other comprehensive gain (loss) - foreign currency translation	1,752	(11,741)	18,066	(34,744)
Other comprehensive gain (loss) - derivative instruments	239	1,542	605	410
Comprehensive income	133,815	190,092	308,716	331,811
Less: comprehensive income attributable to noncontrolling interest	(3,513)	(4,668)	(8,142)	(8,519)
Comprehensive income attributable to common shareholders	$130,302	$185,424	$300,574	$323,292

Basic income per common share
Continuing operations	$0.76	$1.31	$1.79	$2.36
Discontinued operations	$0.11	$0.02	$0.13	$0.08
Basic income per common share	$0.87	$1.33	$1.92	$2.44

Diluted income per common share
Continuing operations	$0.76	$1.31	$1.78	$2.35
Discontinued operations	$0.11	$0.02	$0.13	$0.08
Diluted income per common share	$0.87	$1.33	$1.91	$2.43

Weighted average shares
Basic	146,919	146,419	146,742	146,204
Diluted	147,885	147,182	147,541	146,889

Liberty Property Trust

Statement of Funds from Operations

December 31, 2017

(Unaudited and in thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
NAREIT FFO

Reconciliation of net income available to common shareholders to NAREIT FFO available to common shareholders:
Net income available to common shareholders	$128,358	$195,383	$282,340	$356,817

Adjustments:
Depreciation and amortization of unconsolidated joint ventures	2,958	2,308	10,155	11,014
Depreciation and amortization	43,501	50,155	180,117	203,626
Gain on property dispositions / impairment - depreciable real estate assets of unconsolidated joint ventures	2,972	(25)	2,972	(7,012)
Gain on property dispositions / impairment - depreciable real estate assets continuing operations	(64,679)	(190,477)	(83,800)	(216,148)
Gain on property dispositions / impairment - depreciable real estate assets discontinued operations	(13,607)	—	(7,892)	—
Noncontrolling interest share in addback for depreciation and amortization and gain on property dispositions / impairment - depreciable real estate assets	672	3,244	(2,379)	192
NAREIT FFO available to common shareholders - basic	100,175	60,588	381,513	348,489

Noncontrolling interest share in addback for depreciation and amortization and gain on property dispositions / impairment - depreciable real estate assets	(672)	(3,244)	2,379	(192)
Noncontrolling interest excluding preferred unit distributions	3,062	4,702	6,752	8,598
NAREIT FFO available to common shareholders - diluted	$102,565	$62,046	$390,644	$356,895

NAREIT FFO available to common shareholders - basic per share	$0.68	$0.41	$2.60	$2.38
NAREIT FFO available to common shareholders - diluted per share	$0.68	$0.41	$2.59	$2.37

Reconciliation of weighted average shares:
Weighted average common shares - all basic calculations	146,919	146,419	146,742	146,204
Dilutive shares for long term compensation plans	966	763	799	685
Diluted shares for net income calculations	147,885	147,182	147,541	146,889
Weighted average common units	3,525	3,530	3,528	3,536
Diluted shares for NAREIT FFO calculations	151,410	150,712	151,069	150,425

NAREIT Funds from Operations available to common shareholders is defined by NAREIT as net income (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of depreciable property and impairments of depreciable real estate assets, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  The SEC has agreed to the disclosure of this non-GAAP financial measure on a per share basis in its Release No. 34-47226, Conditions for Use of Non-GAAP Financial Measures. The Company believes that the calculation of NAREIT FFO is helpful to investors and management as it is a measure of the Company’s operating performance that excludes depreciation and amortization and gains and losses from operating property dispositions. As a result, year over year comparison of NAREIT FFO reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, providing perspective not immediately apparent from net income. In addition, management believes that NAREIT FFO provides useful information to the investment community about the Company’s financial performance when compared to other REITs since NAREIT FFO is generally recognized as the standard for reporting the operating performance of a REIT. NAREIT FFO available to common shareholders does not represent net income or cash flows from operations as defined by U.S. GAAP and does not necessarily indicate that cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the Company’s operating performance or to cash flows as a measure of liquidity. NAREIT FFO available to common shareholders also does not represent cash flows generated from operating, investing or financing activities as defined by U.S. GAAP. The Company believes that the line on its consolidated statements of comprehensive income entitled “net income available to common shareholders” is the most directly comparable U.S. GAAP measure to FFO.